Exhibit 99.4

August 15, 2024

Leishen Energy Holding Co., Ltd.

103 Huizhong Li, B Building,

Peking Times Square, Unit 15B10

Chaoyang District, Beijing, China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Leishen Energy Holding Co., Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Lufeng Cheng
Name: Lufeng Cheng